UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 24, 2014

CUBESMART

CUBESMART, L.P.

(Exact Name of Registrant as Specified in Charter)

Maryland (CubeSmart)	001-32324	20-1024732
Delaware (CubeSmart, L.P.)	000-54662	34-1837021
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

5 Old Lancaster Road, Malvern, Pennsylvania 19355

(Address of Principal Executive Offices)

(610) 535-5700

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 24, 2014, CubeSmart (the “Company”) entered into a new employment agreement, effective as of January 1, 2014, with the Company’s President and Chief Executive Officer, Christopher P. Marr (the “Employment Agreement”).  As previously disclosed in the Company’s Current Report on Form 8-K, filed on February 20, 2013, Mr. Marr assumed the role of President and Chief Executive Officer on January 1, 2014 and was appointed to the Board of Trustees of the Company (the “Board”) effective upon commencement of the new role.

Pursuant to the Employment Agreement, Mr. Marr will continue to serve as the Company’s President and Chief Executive Officer and as a member of the Board until December 31, 2016 (unless Mr. Marr’s employment is earlier terminated in accordance with the terms of the Employment Agreement, and, in the case of membership on the Board, subject to shareholders’ election at each annual meeting).  Mr. Marr is entitled to an annual base salary initially set at $525,000.  Mr. Marr will also be eligible to participate in an annual bonus plan (the “Annual Bonus Plan”), and his target and maximum awards under the Annual Bonus Plan for each full year during the term of the Employment Agreement will not be less than 100 percent and 195 percent of his annual salary for each such year, respectively.  The Employment Agreement also provides that Mr. Marr may be award restricted shares, share options and other equity-based awards under the Company’s equity compensation plans, and that the grant value of Mr. Marr’s target award for calendar year 2014 will be $750,000 (as determined by the Compensation Committee consistent with past grant valuation practices).

In addition, in connection with the execution of the Employment Agreement, Mr. Marr received an award of restricted share units (“RSUs”) equal to the quotient of $500,000 divided by the closing price of the common shares of the Company on January 24, 2014, each representing the right to receive one common share.  The RSUs vest in three equal installments on the first, second and third anniversaries of the effective date of the Employment Agreement (and are subject to certain early vesting terms).

If the Company terminates Mr. Marr’s employment without “cause” or Mr. Marr terminates his employee for “good reason” (each as defined in the Employment Agreement), Mr. Marr will have the right to receive (i) accrued and unpaid salary and vacation prior to the date of termination, (ii) any unpaid bonus for the prior year, (iii) a prorated bonus in the year of termination based on the target bonus for that year, (iv) reimbursement for expenses incurred but not paid prior to the date of termination, (v) continued medical, prescription and dental benefits for 18 months, and (vi) a cash severance payment equal to two times the sum of (1) his annual salary as of the date of the termination of the Employment Agreement, and (2) the average of the sum of the two previous annual bonuses paid to Mr. Marr (unless the termination is within twelve months of a “change of control” (as defined in the Employment Agreement), in which case, Mr. Marr will be entitled to receive a cash severance payment equal to three times the sum of (1) and (2) described above).

The Employment Agreement provides that Mr. Marr will be subject to certain restrictive covenants regarding confidentiality and disparagement.  Furthermore, in connection with the Employment Agreement, Mr. Marr entered into a noncompetition agreement with the Company in the form attached to the Employment Agreement, which provides that Mr. Marr will be subject to certain noncompetition and nonsolicitation covenants for the lesser of (i) three years from the effective date of the Employment Agreement and (ii) six months after Mr. Marr ceases to be a officer or trustee of the Company, CubeSmart, L.P., or any of their direct or indirect subsidiaries.

The foregoing description of the Employment Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Employment Agreement, a copy of which is being filed hereto as Exhibit 99.1, and which is incorporated herein by reference.

Item 9.01    Financial Statements and Exhibits.

(d)          Exhibits.

Exhibit No.	Description
99.1	Executive Employment Agreement, entered into as of January 24, 2014 and effective as of January 1, 2014, by and between CubeSmart and Christopher P. Marr.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CUBESMART

Date: January 28, 2014
	By:	/s/ Jeffrey P. Foster
	Name:	Jeffrey P. Foster
	Title:	Senior Vice President, Chief Legal Officer & Secretary

CUBESMART, L.P.

By: CUBESMART, its general partner

Date: January 28, 2014
	By:	/s/ Jeffrey P. Foster
	Name:	Jeffrey P. Foster
	Title:	Senior Vice President, Chief Legal Officer & Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Executive Employment Agreement, entered into as of January 24, 2014 and effective as of January 1, 2014, by and between CubeSmart and Christopher P. Marr.